EXHIBIT (a)(1)(H)

THE CHILDREN’S PLACE RETAIL STORES, INC.

FORM OF AMENDMENT TO STOCK OPTION CERTIFICATE

This Amendment made by The Children’s Place Retail Stores, Inc. (the “Company”), shall be effective on the date it is executed by a duly authorized officer of the Company.

WHEREAS, the Company previously granted to [name] (the “Optionee”) the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under one or more of the Company’s employee stock incentive plans (each, a “Plan”);

WHEREAS, the Company issued to the Optionee a written Option Certificate (each, an “Option Certificate”) evidencing such Options; and

WHEREAS, Optionee has elected to amend each of the Options to increase the exercise price thereof, pursuant to the terms of the Offer to Amend Certain Outstanding Options, dated December 20, 2007, and the Optionee’s duly completed and submitted election form.

NOW THEREFORE, it is hereby agreed as follows:

1.          Increased Exercise Price. The exercise price per share set forth in the Option Certificate for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.

2.          Entire Agreement. This Amendment, together with the Promise to Make Cash Payment, the Option Certificate and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options. The Option Certificate, as amended by this Amendment, may be amended at any time only by means of a writing signed by the Optionee and an authorized officer of the Company.

3.          Continuation of Option Certificates. Except for the foregoing increases to the exercise prices per share for the Options, no other terms or provisions of the Option Certificates for such Options or the applicable Plans have been modified as a result of this Amendment, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of The Children’s Place Retail Stores, Inc. by a duly authorized officer as of January 29, 2008.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name: Title:

SCHEDULE I to

AMENDMENT